EXHIBIT 10.5

FORM OF DEED OF INDEMNITY FOR
STERIS PLC DIRECTORS AND OFFICERS

DATED	2015

(1)	STERIS PLC

(2)	______________________

DEED OF INDEMNITY

(1)

CONTENTS

Page

1.	INTERPRETATION 1

2.	INDEMNITY 1

3.	EXCLUSIONS AND LIMITATIONS 2

4.	CONDUCT OF CLAIMS 3

5.	GENERAL 4

6.	NOTICE 5

7.	GOVERNING LAW AND JURISDICTION 5

DATED                    2015
This DEED OF INDEMNITY is made by STERIS PLC, a company registered in England and Wales under company number 09257343 and whose registered office is at Chancery House, 190 Waterside Road, Hamilton Industrial Park, Leicester LE5 1QZ (the "Company"), in favour of ____________________________ of Chancery House, 190 Waterside Road, Hamilton Industrial Park, Leicester LE5 1QZ (the "Beneficiary").
This DEED OF INDEMNITY WITNESSES as follows:

1.	INTERPRETATION

1.1	For the purposes of this Deed of Indemnity:
"CA 2006" shall mean the Companies Act 2006;
"Group" shall mean the Company and its Subsidiaries from time to time;
"Relevant Officer" shall mean a director, secretary (including a joint, assistant or deputy secretary) or other officer of any member of the Group; and
"Subsidiary" shall mean an entity in which the Company either directly or indirectly through one or more other entities:

(a)	controls the composition of the board of directors;

(b)	holds a majority of the voting rights; or

(c)	controls alone, pursuant to an agreement with other members, the majority of the voting rights.

1.2	In this Deed of Indemnity, except where the context otherwise requires:

(A)
references to statutory provisions shall be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time and any orders, regulations, instruments or other subordinate legislation made from time to time under the statute concerned;

(B)	words in the singular shall include the plural and vice versa;

(C)	a reference to one gender includes all genders;

(D)	a reference to a person shall include a reference to an individual, body corporate, association or partnership (whether or not having separate legal personality);

(E)	a reference to a clause shall be a reference to a clause of this Deed of Indemnity; and

(F)	the headings in this Deed of Indemnity are for convenience only and shall not affect its interpretation.

2.	INDEMNITY

2.1	Subject to the provisions of clauses 3 and 4, the Company shall indemnify the Beneficiary out of the assets of the Company against all reasonable legal costs and expenses and all liabilities incurred by the Beneficiary in relation to any proceeding (whether civil or criminal) or regulatory investigation which relate to anything done or omitted, or alleged to have been done or omitted, by the Beneficiary in his/her capacity as a Relevant Officer.

2.2
Without prejudice to the generality of clause 2.1 and subject to the provisions of clauses 3 and 4, the Beneficiary shall be entitled to have funds provided to him by the Company to meet reasonable legal costs and expenses incurred or to be incurred by the Beneficiary in any proceeding (whether civil or criminal) or regulatory investigation brought by any person which relates to anything done or omitted, or alleged to have been done or omitted, by the Beneficiary in his/her capacity as a Relevant Officer.

3.	EXCLUSIONS AND LIMITATIONS

3.1	The Beneficiary shall not be entitled to be indemnified pursuant to clause 2.1 in respect of:

(A)	any liability incurred by the Beneficiary to the extent prohibited by CA 2006, the articles of association of any member of the Group or as may otherwise be prohibited by applicable law or regulation;

(B)
any liability incurred by the Beneficiary to any member of the Group (including in connection with any negligence, default, breach of duty or breach of trust by the Beneficiary in relation to such member of the Group);

(C)	any fine imposed in criminal proceedings;

(D)	any sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature howsoever arising;

(E)
any liability incurred by the Beneficiary in defending criminal proceedings in which he is convicted and such conviction has become final, and if the Beneficiary is finally convicted, the Beneficiary will repay to the Company any amount received from the Company pursuant to clause 2.2 in respect of legal or other expenses incurred by the Beneficiary in defending or in connection with the criminal proceedings and any such repayment must be made not later than the date on which the conviction becomes final;

(F)
any liability incurred by the Beneficiary in defending civil proceedings brought by any member of the Group against the Beneficiary in which a final judgment is given against him, and if final judgement is given against the Beneficiary, the Beneficiary will repay to the Company any amount received from the Company pursuant to clause 2.2 in respect of legal or other expenses incurred by the Beneficiary in defending or in connection with the civil proceedings and any such repayment must be made not later than the date on which the judgement becomes final;

(G)
any liability incurred by the Beneficiary in connection with any application under sections 661(3) or (4) or 1157 of CA 2006 in which the Court refuses to grant him relief and such refusal has become final, and if the Beneficiary is finally refused relief, the Beneficiary will repay to the Company any amount received from the Company pursuant to clause 2.2 in respect of legal or other expenses incurred by the Beneficiary in making or in connection with the relief proceedings and any such repayment must be made not later than the date on which the refusal of relief becomes final; or

(H)	any act or omission giving rise to a liability or cost incurred by the Beneficiary which constituted:

(1)
fraud, bad faith, wilful misconduct or recklessness or conduct which would otherwise entitle the Company or any other member of the Group to summarily dismiss the Beneficiary from employment and/or office without compensation or pay in lieu of notice;

(2)	the Beneficiary knowingly acting beyond the scope of his authority;

(3)	the Beneficiary gaining or attempting to gain a profit, advantage or remuneration to which he is not legally entitled; or

(4)	the Beneficiary failing to comply in any material respects with the provisions of this Deed of Indemnity.

3.2
For the purposes of clause 3.1, a conviction, judgement or refusal of relief becomes final if: (i) not appealed against, at the end of the period for bringing an appeal; or (ii) appealed against, at the time when the appeal (or any further appeal) is disposed of, and an appeal is disposed of (a) if it is determined and the period for bringing any further appeal has ended or (b) if it is abandoned or otherwise ceases to have effect.

3.3
Any amount paid to a Beneficiary pursuant to clause 2.1 or 2.2 is paid on the condition that, if the Beneficiary subsequently recovers from a third party a sum in respect of the matter giving rise to the liability or cost, including under any applicable policy of insurance, the Beneficiary shall promptly repay to the Company:

(A)	an amount equal to the sum recovered from the third party less any reasonable legal costs and expenses incurred by the Beneficiary in recovering the same; or

(B)	if the sum referred to in clause 3.3(A) is greater than the amount paid by the Company to the Beneficiary pursuant to clause 2.1 or 2.2, such lesser amount as shall have been so paid by the Company.

3.4	The provisions of this Deed of Indemnity shall continue to be applicable in favour of a Beneficiary if the Beneficiary ceases to hold office as a Relevant Officer.

4.	CONDUCT OF CLAIMS

4.1
If the Beneficiary becomes aware of any circumstances which may give rise to an obligation of the Company to make a payment to the Beneficiary pursuant to clause 2.1 or 2.2 (a "Relevant Claim"), the Beneficiary shall:

(A)
as soon as reasonably practicable upon becoming aware of such circumstances, give written notice of the circumstances of the Relevant Claim to the Company together with any other information in respect of the Relevant Claim which the Company may reasonably request from time to time;

(B)	take all reasonable action to mitigate any liability suffered by him/her in respect of the circumstances giving rise to the Relevant Claim;

(C)	forward all documents received by the Beneficiary in respect of the Relevant Claim to the Company as soon as reasonably practicable following receipt;

(D)
provide to the Company such information about the nature and amount of costs incurred by the Beneficiary in respect of a Relevant Claim as the Company may reasonably request (without prejudice to the Beneficiary’s right to maintain confidentiality in respect of the substance of the legal advice given to the Beneficiary in respect of a Relevant Claim);

(E)
take all such action as the Company may reasonably request in relation to the circumstances giving rise to the Relevant Claim and, without prejudice to the generality of the foregoing, permit the Company (at the Company’s election) to assume the sole conduct of, and thereafter to conduct, such actions in the name of the Beneficiary as the Company may deem appropriate in defending, avoiding, disputing, resisting, settling, compromising, or appealing any action or proceeding relating to a Relevant Claim;

(F)
at the request of the Company, take all steps and carry out all actions required to obtain recovery under any policy of insurance applicable to the circumstances giving rise to the Relevant Claim and, without prejudice to the generality of the foregoing, permit the Company to assume the sole conduct of, and thereafter to conduct, such actions in the name of the Beneficiary as the Company may deem appropriate to enable recovery under such policy of insurance in respect of a Relevant Claim; and

(G)
save as required by law, not make, or permit to be made on the Beneficiary’s behalf, any admission, compromise, release, waiver, offer or payment relating to the Relevant Claim or take any other action reasonably likely to prejudice the Company's ability to defend the Relevant Claim.

4.2	The Company shall have regard to the legitimate interests of the Beneficiary in exercising its rights pursuant to clause 4.1.

4.3
The provisions of clauses 2.1 and 2.2 shall not be applicable, and a Beneficiary shall not be entitled to make any claim under those clauses, if the Beneficiary fails to comply with his/her obligations under this clause 4 in respect of a Relevant Claim.

5.	GENERAL

5.1	No modification, variation or amendment to any provision of this Deed of Indemnity shall be effective unless it is agreed to in writing by both the Company and the Beneficiary.

5.2
The Company shall only be liable in respect of any claim made under the provisions of this Deed of Indemnity if and to the extent that such claim is admitted by the Company or proven in the Courts of England and Wales.

5.3
If at any time any provision of this Deed of Indemnity is or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the legality, validity or enforceability of any other provision of this Deed of Indemnity.

5.4	A Beneficiary may not assign all or any part of his/her rights under this Deed.

5.5	The Company may at any time assign all or any part of its rights under this Deed of Indemnity to any other member of the Group.

5.6	No terms of this Deed of Indemnity are intended to be enforced by any person by virtue of the Contracts (Rights of Third Parties) Act 1999 who is not a party to this Deed of Indemnity.

5.7
This Deed of Indemnity may be executed in any number of counterparts, but shall not be effective until both the Company and the Beneficiary have executed at least one counterpart. Each counterpart shall constitute an original of this Deed of Indemnity, but all the counterparts shall together constitute but one and the same instrument.

6.	NOTICE

6.1	Any notice, claim or demand required to be served in connection with this Deed of Indemnity shall be made in writing and shall be sufficiently given or served:

(A)	in the case of the Company, if addressed to its company secretary and delivered to the Company's registered office from time to time; and

(B)
in the case of the Beneficiary, if delivered to the address stated in this Deed of Indemnity in respect of the Beneficiary or to such other address as the Beneficiary may from time to time notify to the Company for this purpose.

6.2	Any such notice, claim or demand shall be delivered by hand, email or facsimile transmission or sent by prepaid first class post.

7.	GOVERNING LAW AND JURISDICTION

7.1
This Deed of Indemnity is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Deed of Indemnity, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

7.2	The Company and the Beneficiary irrevocably submit to the exclusive jurisdiction of the English courts for resolution of any dispute arising hereunder.

In witness whereof this DEED OF INDEMNITY is hereby executed and delivered as a deed on the day and year written above:

EXECUTED and DELIVERED as a deed by    )
STERIS PLC    )
acting by a Director    )
in the presence of:    )

Witness signature:

Witness name:

Witness address:

SIGNED and DELIVERED as a deed by    )
________________________    )
in the presence of:    )

Witness signature:

Witness name:

Witness address: